Abercrombie & Fitch Announces Promotion of Amy Zehrer to Executive Vice President, Stores

New Albany, Ohio, February 26, 2013: Abercrombie & Fitch Co. (NYSE:ANF) announced the promotion of Amy Zehrer to the position of Executive Vice President, Stores, from Senior Vice President, effective immediately. Zehrer will continue to report to Chairman & CEO, Mike Jeffries.

Zehrer has been with Abercrombie & Fitch since 1992; she joined as a Manager-In-Training at the Brand's Rosedale Mall location in Roseville, Minnesota. Over the last 21 years, Zehrer has proven herself as a definitive leader, evolving the Abercrombie & Fitch brand and a playing an integral part in the success of its international expansion.

Commenting on the appointment, Mike Jeffries said:

“Amy has a deep knowledge of our brands and processes; she is responsible for running a world-class stores operation. For the past two years, she has been in charge of all aspects of the stores organization, and this promotion recognizes the breadth and importance of her role in the company.”

At the end of Fiscal 2012, the Company operated a total of 1,051 stores.  The Company operated 266 Abercrombie & Fitch stores, 144 abercrombie kids stores, 482 Hollister Co. stores and 20 Gilly Hicks stores in the United States.  The Company operated 19 Abercrombie & Fitch stores, six abercrombie kids stores, 107 Hollister Co. stores and seven Gilly Hicks stores internationally. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com and www.gillyhicks.com.

For more information:
public_relations@abercrombie.com
+1.614.283.6192